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Exhibit 10.1

INDEPENDENT CONTRACTOR SERVICE AGREEMENT AND RELEASE

        THIS INDEPENDENT CONTRACTOR SERVICE AGREEMENT AND RELEASE ("Agreement") is made and entered into by and between MICHAEL P. FERGUS, whose principal place of business is located at 6640 Springside Avenue, Downers Grove, Illinois 60516 (hereinafter "Contractor") and SIRVA, INC., a Delaware corporation, on its own behalf and on behalf of its affiliates, with a place of business located at 700 Oakmont Lane, Westmont, IL 60559 (hereinafter collectively referred to as "SIRVA" or the "Company").

BACKGROUND

        WHEREAS, SIRVA desires to engage a consultant to be a liaison for SIRVA with Allied Van Lines Agents in a variety of capacities; and

        WHEREAS, Contractor desires to perform such services.

        NOW, THEREFORE, in consideration of the services to be performed by Contractor and the payments to be made by SIRVA, Contractor and SIRVA agree as follows:

TERMS & CONDITIONS

        1.    Services.    During the term of this Agreement, Contractor desires to provide, and SIRVA desires to purchase, the following services:

          (a)   Consulting services in accordance with the projects described in the attached Exhibit A;

          (b)   Such other related services for SIRVA as may be requested by SIRVA.

        2.    Cost of Services.    Contractor's fee for performance of services under this Agreement shall be based upon actual work performed where such work has been performed at SIRVA's request and shall be payable at a rate of $125.00 per hour. Contractor shall submit to SIRVA bi-weekly an invoice for services rendered. Contractor's fee shall be payable within fifteen (15) days of receipt of each bi-weekly invoice from Contractor, subject to verification and approval of each such invoice by SIRVA. Contractor's fee shall not exceed $100,000 during the term of this Agreement.

        3.    Support Services.    Contractor and SIRVA acknowledge that Contractor's hourly rate set forth in Paragraph 2, above, takes into account that SIRVA is making available to Contractor, for use in performing services under this Agreement, secretarial support, telephone, fax, copying and computer services ("Support Services"), provided Contractor's use of the Support Services is ordinary and reasonable and the Support Services are used solely for providing services to SIRVA. Any use by Contractor of secretarial services that may result in overtime expense shall require the prior written approval of SIRVA.

        4.    Out-of-Pocket Expenses.    Any out-of-pocket expenses of Contractor incurred while providing services to SIRVA hereunder shall be the sole responsibility of Contractor; it being agreed between the parties that such expenses have been factored into Contractor's fee paid to Contractor by SIRVA under Paragraph 2 above. To the extent Contractor desires to be reimbursed for any particular out-of-pocket expenses, such as travel and entertainment, Contractor must first obtain SIRVA's prior written approval of such expenditures before incurring the same.

        5.    Commencement & Termination of Services.    Services under this Agreement shall commence March 1, 2005 and terminate on February 28, 2006, unless prior to March 1, 2005, Consultant dies or becomes disabled (as determined by SIRVA). Both parties reserve the right to terminate this Agreement at any time if the other party fails to perform any of the material provisions of this Agreement. In addition, this Agreement shall automatically terminate upon Consultant's death or disability (as determined by SIRVA). If Contractor has performed any services hereunder prior to any termination of this Agreement, Contractor is entitled to be compensated in accordance with Paragraph 2 above.

        6.    Status of Parties.    By entering into this Agreement, Contractor and SIRVA intend to create a relationship of independent contractor and contractee, and not an employer-employee, partnership, agency or joint-venture relationship. Contractor is not nor shall it be deemed to be at any time during the term of this Agreement an employee of SIRVA. Contractor shall, to the extent permitted by law, direct the performance of all its services provided hereunder, including the methods, means and manner of performance. No third party hired or contracted by Contractor, including Contractor itself, shall be treated as an employee of SIRVA with respect to services performed hereunder for purposes of any federal, state, or local laws, including laws pertaining to income tax withholding, unemployment compensation, workers' compensation, social security or the Federal Insurance Contributions Act. Contractor shall be solely responsible for payment of all compensation owed to contractors retained or employees hired by Contractor to provide services hereunder including, without limitation, all employment related taxes and withholding and all expenses and costs associated with workers' compensation insurance.

        7.    Exclusive Agreement.    Contractor and SIRVA agree that this Agreement is exclusive to SIRVA and that Contractor may not contract with other individuals or entities to provide the same or similar services during the term of this Agreement.

        8.    Performance Warranty.    Contractor and its employees or agents shall have experience sufficient to provide the services set forth in Paragraph 1 above and shall perform all services rendered pursuant to this Agreement in a professional and businesslike manner. Any services performed by Contractor which SIRVA determines to be of less than professional quality, or not in a businesslike manner, may result in immediate termination of this Agreement by SIRVA, in addition to any other remedies available to SIRVA at law or in equity.

        9.    Non-Disclosure/Confidentiality.    Contractor acknowledges and agrees that all information, technical information, sales activity and other information, knowledge, records, design or data of any type or nature, concerning SIRVA's business, and all the products and services of SIRVA and/or operations of SIRVA which Contractor may come in contact with as a result of this Agreement, constitute confidential information of SIRVA ("Confidential Information"). Contractor agrees that it shall not, now or at any time until such Confidential Information enters the public domain through no fault of Contractor, directly or indirectly, disclose to any person or entity, without the prior written consent of SIRVA, originals, copies, duplications or summaries of any Confidential Information of SIRVA, nor shall it make use of any such Confidential Information for its own use or benefit or for the benefit of any other individual, firm, corporation or entity.

        Contractor agrees to inform any contractor retained or employee hired by Contractor of all provisions under this Non-Disclosure/Confidentiality provision. This Non-Disclosure/Confidentiality section is a material provision of the Agreement.

        10.    Non-Solicitation of Employees and Agents.    Commencing on the effective date of this Agreement and for a 12-month period after its termination for any reason (the "Restricted Period"), Contractor shall not directly or indirectly solicit, encourage or induce any person who provides services to SIRVA, whether as an employee, consultant, independent contractor or agent, or any entity which provides services to SIRVA under an agency relationship (including, without limitation, under a relationship governed by an Agency Contract) to terminate his, her or its relationship with or services for SIRVA and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by SIRVA unless such person, agent or entity shall have ceased to provide services to SIRVA or to have had a legal relationship with SIRVA for a period of at least six (6) months. Contractor further covenants and agrees that, during the Restricted Period, he shall not solicit any business that is competitive with

SIRVA from any person or entity who has entered into an agency relationship (including, without limitation, a relationship governed by an Agency Contract) with either Allied Van Lines, Inc., North American Van Lines, Inc., and/or Global Van Lines, Inc.

        11.    Non-Competition with Company Business.    Commencing on the effective date of this Agreement and during the Restricted Period, Contractor shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than five percent (5%) of the outstanding voting shares) of: (i) United Van Lines, Inc.; Aero Mayflower Transit Company, Inc.; Atlas Van Lines, Inc.; Bekins Van Lines, Inc.; Crown, American International Matrix; Graebel Van Lines, Inc.; Voerman International; UTS; Movers International; Suddath International; Cendent Mobility Service Corporation; Prudential Relocation; Prudential Global Consulting Group, or any successor of any of the foregoing entities; or, (ii) any entity or business that competes in any material way with SIRVA's relocation services businesses, special products, household goods, or high-tech business solutions segments/operations for which Contractor performed services while employed by SIRVA, unless approved in writing by SIRVA's CEO and President.

          (a)   For purposes of this provision, Contractor agrees that he shall be prohibited from having an ownership interest in or work for or on behalf of any agent who, at the time of such employment or ownership, has a valid and enforceable Agency Contract with either North American Van Lines, Inc., Allied Van Lines, Inc. and/or Global Van Lines, Inc.

          (b)   For purposes of this provision, Contractor further agrees that he shall be prohibited from working for or on behalf of any Association, Organization, or groups of Agents representing Allied Van Lines, North American Van Lines, or Global Van Lines including, but not limited to, Allied Agents Association and North American Agents Association.

          (c)   Contractor further acknowledges and agrees that the restraints imposed by this paragraph are reasonable in subject matter, duration, geographic extent and scope, and are reasonable and necessary to protect the legitimate business interests of SIRVA. Contractor represents and acknowledges that the restrictions imposed by this paragraph will not prohibit or substantially limit Contractor's ability to earn a living or otherwise provide for himself and his family.

        12.    Remedies with Respect to Covenants.    Contractor understands and agrees that if he breaches or threatens to breach the covenants and obligations contained in Paragraphs 9, 10 or 11 of this Agreement, SIRVA shall be entitled to the following remedies, which shall be cumulative and are not mutually exclusive:

          Contractor acknowledges and agrees that the covenants and obligations of Contractor with respect to Paragraphs 9, 10 and 11 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause SIRVA irreparable injury for which adequate remedies are not available at law. Therefore, Contractor understands and agrees that if he breaches or threatens to breach the covenants and obligations of Paragraphs 9, 10 or 11 of this Agreement, in any respect, SIRVA shall be entitled to an injunction, restraining order or other equitable relief (without the requirement to post bond) to restrain such breach or threatened breach or otherwise specifically enforce the covenants and obligations set forth therein. In addition, Contractor understands and agrees that in addition to any injunctive relief, SIRVA shall be entitled to recover damages and to obtain its reasonable attorneys fees and costs incurred in enforcing this Agreement.

        13.    Insurance.    Contractor agrees to obtain and maintain in force, throughout the term of this Agreement, commercial general liability and property damage insurance with coverage limits of at least $1,000,000 and to carry and maintain workers' compensation insurance in the statutory amount.

        14.    Release.

          (a)   In consideration of the benefits received by Contractor hereunder and effective as of the effective date of this Agreement, Contractor hereby IRREVOCABLY, VOLUNTARILY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Company, and each of Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys' fees and costs incurred), of any nature whatsoever, known or unknown ("Claim" or "Claims"), which Contractor now has, owns, or holds, or claims to have, own, or hold, or which Contractor at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date of this Agreement.

          (b)   By way of specification and not by way of limitation, Contractor specifically waives, releases and agrees to forego any rights or claim that Contractor may now have, or may have heretofore had, against each or any of the Releasees, under tort, contract or other law of the State of Illinois, Indiana, or other state (including, but by no means limited to, claims arising out of or alleging wrongful discharge, breach of contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, emotional distress, mental suffering or damage to professional reputation), under the Age Discrimination in Employment Act of 1967(ADEA), under the Worker Adjustment & Retraining Notification Act, under the Employee Retirement Income Security Act of 1974, under Title VII of the Civil Rights Act of 1964, under the Equal Pay Act, under 42 U.S.C. Section 1981, under 42 U.S.C. Section 1983, under 42 U.S.C. Section 1985, under the Vocational Rehabilitation Act of 1977, under the Fair Employment Practices Act, under the Americans with Disabilities Act, under the Family Medical Leave Act, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, any state, or any political subdivision of any state. Contractor also voluntarily waives any claims or rights Contractor may otherwise have against Releasees for severance, travel and expense reimbursement, or for other payments or compensation, such as under Company's Management and/or Performance Incentive Plans, SIRVA, Inc. Stock Incentive Plan, SIRVA, Inc. Omnibus Stock Incentive Plan, PTO Policy, Car Allowance Program and/or Severance Plan, or under the Employment Agreement dated January 11, 1995 between Michael P. Fergus and Allied Van Lines, Inc. except as otherwise set forth herein. The parties intend that the claims released be construed as broadly as possible. This is not a waiver of any claims that may arise after the date this Agreement becomes effective. Contractor represents and warrants that, as of the effective date of this Agreement, he has not filed any complaints or claims against Company or Releasees with any local, state or federal court or agency, that, except where otherwise provided by law, Contractor will not do so following the effective date of this Agreement for claims which arose prior to the effective date of this Agreement, and that if any such court or agency assumes jurisdiction on any complaint or claim against Company or Releasees which arose prior to the effective date of this Agreement, Contractor shall immediately request such court or agency to dismiss the matter and take all additional steps at Contractor's sole cost and expense necessary to facilitate such dismissal with prejudice. Nothing in the Agreement shall be construed to prohibit Contractor from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

        15.    Indemnification.    Contractor agrees to defend, indemnify and hold harmless SIRVA, its parent company, and all of their subsidiaries, employees, directors, officers, agents, successors, assigns, purchasers and all other third parties which may be entitled to use the services provided hereunder from and against any and all liability, claims, damages, expenses and costs (including attorney's fees) resulting from any claim or litigation against SIRVA, its employees, agents, representatives, subsidiaries or parent company, arising out of or relating to this Agreement including, without limitation, any compensation, employment, insurance or tax liability.

        16.    Ownership of Work.    All written documentation and all other work done or prepared by Contractor, its employees or contractors under this Agreement shall be deemed as "work made for hire" for SIRVA under the copyright laws of the United States and ownership of all such documents and work shall be held at all times by SIRVA. Contractor agrees to execute any documents necessary to vest full title and ownership in SIRVA.

        17.    Notice.    Any notice required or permitted pursuant to this Agreement shall be sent by certified mail, United States mail, postage prepaid, to SIRVA and to Contractor at the addresses set forth below:

      Contractor:

      Michael P. Fergus
      6640 Springside Avenue
      Downers Grove, Illinois 60516

      SIRVA:

      SIRVA, Inc.
      Attention: Ralph Ford
      700 Oakmont Lane
      Westmont, IL 60559

        18.    Governing Law and Venue.    This Agreement shall be governed by the laws of the state of Illinois as to interpretation, construction and performance. Contractor agrees that venue and jurisdiction of any such action for injunctive relief and damages shall exclusively be proper in the Courts of general jurisdiction of DuPage County, State of Illinois.

        19.    Assignments, Severability & Modifications, Blue Pencil.    This Agreement and the parties' rights and obligations hereunder are not assignable by Contractor, except with the prior written consent of SIRVA. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability will not affect or impair the validity or enforceability of the remaining provisions of this Agreement. This Agreement sets forth the entire understanding and agreement between the parties with reference to the subject matter hereof and supersedes any prior agreements, written or oral except for the post-employment restrictions in the Employment Agreement entered into by Contractor on January 11, 1995. This Agreement may be amended from time to time by mutual agreement of the parties, provided such agreement is in writing and signed and dated by both parties. The parties hereto agree that if, in the opinion of any court of competent jurisdiction, the covenants contained in Paragraphs 9, 10 and 11 are not reasonable in any respect, such court shall have the right, power and authority to modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

        20.    Non-Waiver.    The failure of either party to this Agreement to insist upon the performance of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, all of which shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

        21.    Survival of Certain Provisions.    Notwithstanding anything in this Agreement to the contrary, Paragraphs 9 through 12, 14 through 16, 18 and 19 shall survive any termination of this Agreement and shall remain in effect in accordance with their terms.

        22.    Miscellaneous.    Contractor acknowledges that Company (i) provided Contractor with this Agreement on March    , 2004; (ii) advised Contractor to consult an attorney prior to signing this Agreement; (iii) informed Contractor that he could have twenty-one days (21) days to consider this Agreement; and advised Contractor that this Agreement shall not be effective or enforceable against Contractor or Company if Contractor revokes it by giving written notice to Company not later than seven (7) days after the date of signing this Agreement. Contractor and Company agree that any change to this Agreement, whether material or not, will not change or re-start the twenty-one (21) day period described above. Contractor further states and acknowledges that Contractor has been provided 21 days by the Company to review this Agreement, and that, to the extent Contractor signs the Agreement prior to the expiration of the 21 day period, Contractor has done so knowingly and voluntarily in accordance with 29 C.F.R. section 1625.22 (e)(6), and that in making such an election to sign the Agreement prior to the expiration of the 21 day period of time, Contractor has not been induced by any fraud or misrepresentation by Company or by any threat by Company to withdraw or alter the terms of the Agreement prior to the expiration of said 21 day period of time. Consultant acknowledges and agrees that SIRVA is not required to offer Consultant the opportunity to provide consulting services to SIRVA under any of SIRVA's standard policies, and Consultant knows of no other circumstances other than agreeing to enter into this Agreement that would require SIRVA to enter into this Agreement.

        IN WITNESS WHEREOF, this Agreement shall become effective on the date last signed by both parties.

SIRVA, Inc.		MICHAEL P. FERGUS
By:	/s/ Todd W. Schorr	By:	/s/ Michael P. Fergus
Name:	Todd W. Schorr	Name:	Michael P. Fergus
Title:	SVP — H.R.	Title:	Owner/Sole Proprietor
Date:	4-27-04	Date:	4-17-04

EXHIBIT A

SCOPE OF WORK: Contractor shall provide assistance and information to the Chief Executive Officer ("CEO") or his designee as may be required. Contractor agrees to be available to take on special projects as needed by SIRVA and perform such projects in a cooperative and prompt manner and use his best efforts to assist in these projects. Specifically, Contractor shall be designated the Agent Ambassador and liaison to the Network of Allied Van Line Agents and report directly to the CEO or his designee. Contractor shall be available to visit Agents as directed by the CEO or his designee upon reasonable notice. Contractor shall also be required to use his best efforts to troubleshoot any issues and resolve any disputes between SIRVA and its Agents. Contractor shall develop strategic plans to motivate and energize the Agent Community with the goal of assisting them in achieving the financial targets and strategic direction and vision of SIRVA.

Contractor shall be available to meet with the CEO or his designee on a monthly basis to provide status reports on his activities and to prepare written reports of his activities and progress as requested.

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INDEPENDENT CONTRACTOR SERVICE AGREEMENT AND RELEASE
BACKGROUND
TERMS & CONDITIONS
EXHIBIT A